Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference of our report dated September 8, 2005 (except for Note 13, as to which the date is January 9, 2006), in the Registration Statement (Form S-8) pertaining to the 1997 Equity Incentive Plan, and the 2005 Equity Incentive Plan of Cardica, Inc., with respect to the financial statements of Cardica, Inc. for the year ended June 30, 2005, included in the Registration Statement (Form S-1 No. 333-129497) and related Prospectus of Cardica, Inc. filed pursuant to Rule 424(b) under the Securities Act of 1933 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
February 24, 2006